Contacts:
Thomas G. Zernick	Scott J. McKim
Chief Executive Officer	Chief Financial Officer
727.399.5680	727.521.7085

BayFirst Financial Corp. Reports Fourth Quarter 2025 Results;
Capital Ratios Show Notable Improvement
ST. PETERSBURG, FL. — January 29, 2026 — BayFirst Financial Corp. (NASDAQ: BAFN) (“BayFirst” or “Company”), parent company of BayFirst National Bank (“Bank”) today reported a net loss of $2.5 million, or $0.69 per common share and diluted common share, for the fourth quarter of 2025, compared to a net loss of $18.9 million, or $4.66 per common share and diluted common share, in the third quarter of 2025.
“We made continued progress on our restructuring efforts in the fourth quarter, resulting in notably higher capital ratios compared to the prior quarter end,” stated Thomas G. Zernick, Chief Executive Officer. “We closed on the sale of $96.6 million in loans to Banesco USA as of year-end, marking a critical milestone in our strategic plan to derisk our loan portfolio. As we previously announced, we exited the SBA 7(a) lending business in the fourth quarter, and Banesco USA has assumed servicing of loans included in the sale and has been engaged as subservicer on the remaining SBA 7(a) loans owned by BayFirst.
“As we expected, our core community bank function is performing well. The net interest margin was stable at 3.58% and organic deposit growth was $12.5 million in the fourth quarter. Eighty-five percent of the bank’s deposits were insured at the end of the quarter and the bank finished the year well-capitalized. While the previously announced strategic restructuring resulted in a reduction of headcount from 299 at the end of 2024, to 144 on December 31, 2025, we continue our focus on expense management. Our treasury management revenue continues to grow with the fourth quarter showing a 69% improvement as compared to the same quarter a year ago.”
“At this stage in our strategic plan, we have passed significant milestones, and each major inflection point has generally aligned with our predictions. In this quarter, there were some minor outliers, but the bank was able to address the challenges and stay on track toward our end-state goal.
“Management has taken significant steps to address credit quality issues by dedicating substantial resources to strengthen credit administration and work through legacy loans. Given the compelling market opportunities and our attractive branch footprint, our priority remains implementing our strategic plan to build the premier community bank in Tampa Bay and create lasting value for shareholders,” Zernick concluded.
Fourth Quarter 2025 Performance Review
•Net interest margin was 3.58% in the fourth quarter of 2025, a decrease of 3 basis points from 3.61% in the third quarter of 2025 and a decrease of 2 basis points from 3.60% in the fourth quarter of 2024.
•In September 2025, the Company announced its plan to exit the SBA 7(a) lending business and its intent to sell a portion of the SBA 7(a) loan portfolio. The Company completed the transaction in December 2025 and the transaction was recognized entirely in the third quarter.
•Loans held for investment decreased by $34.8 million, or 3.5%, during the fourth quarter of 2025 to $963.9 million and decreased $102.7 million, or 9.6%, over the past year. During the quarter, the Company originated $26.3 million of loans and sold $7.8 million of government guaranteed loan balances.
•Deposits increased $12.5 million, or 1.1%, during the fourth quarter of 2025 and increased $40.7 million, or 3.6%, over the past year to $1.18 billion. The increase in deposits during the quarter was primarily due to

BayFirst Financial Corp. Reports Fourth Quarter 2025 Results
January 29, 2026

increases in interest-bearing transaction account balances and time deposit balances, partially offset by decreases in noninterest-bearing account balances and savings and money market account balances.
•Book value and tangible book value at December 31, 2025 were $17.22 per common share, a decrease from $17.90 at September 30, 2025.
Results of Operations
Net Income (Loss)
The Company had a net loss of $2.5 million for the fourth quarter of 2025, compared to a net loss of $18.9 million in the third quarter of 2025 and net income of $9.8 million in the fourth quarter of 2024. The change in the fourth quarter of 2025 from the preceding quarter was primarily the result of a decrease in provision for credit losses of $8.9 million, an increase in noninterest income of $0.9 million, and a decrease in noninterest expense of $13.3 million. This was partially offset by a decrease in income tax benefit of $6.6 million. The change from the fourth quarter of 2024 was due to a decrease in noninterest income of $22.4 million, partially offset by a decrease in provision for credit losses of $2.5 million, an increase in net interest income of $0.5 million, a decrease in noninterest expense of $3.5 million, and a decrease in income tax expenses of $3.6 million.
For the year ended December 31, 2025, the Company had a net loss of $22.9 million, a decrease from net income of $12.6 million for the year ended December 31, 2024. The decrease was primarily due to an increase in provision for credit losses of $9.9 million, a decrease in noninterest income of $42.1 million, and an increase in noninterest expense of $3.6 million. This was partially offset by an increase in net interest income of $7.8 million and a decrease in income tax expense of $12.2 million.
Net Interest Income and Net Interest Margin
Net interest income from continuing operations was $11.2 million in the fourth quarter of 2025, a decrease from $11.3 million during the third quarter of 2025, and an increase from $10.7 million during the fourth quarter of 2024. The net interest margin was 3.58% in the fourth quarter of 2025, a decrease of 3 basis points from 3.61% in the third quarter of 2025 and a decrease of 2 basis points from 3.60% in the fourth quarter of 2024.
The decrease in net interest income from continuing operations during the fourth quarter of 2025, as compared to the third quarter of 2025, was mainly due to a decrease in loan interest income, including fees, of $1.4 million, partially offset by an increase in interest income on interest bearing deposits in banks and other of $0.7 million and a decrease in interest expense of $0.6 million.
The increase in net interest income from continuing operations during the fourth quarter of 2025, as compared to the year ago quarter, was mainly due to an increase in interest income on interest bearing deposits in banks and other of $0.6 million and a decrease in interest expense on deposits of $1.1 million, partially offset by a decrease in loan interest income, including fees, of $1.4 million.
Net interest income from continuing operations was $45.8 million for the year ended December 31, 2025, an increase from $38.0 million for the year ended December 31, 2024. The increase was mainly due to an increase in loan interest income, including fees, of $2.4 million and a decrease in interest expense of $4.8 million.
Noninterest Income
Noninterest income from continuing operations was a negative $0.1 million for the fourth quarter of 2025, compared to a negative $1.0 million in the third quarter of 2025 and a decrease from $22.3 million in the fourth quarter of 2024. The change from the fourth quarter of 2025, as compared to the third quarter of 2025, was primarily the result an increase in gain on sale of government guaranteed loans of $2.3 million, partially offset by a decrease in government guaranteed loan fair value gains of $1.0 million. The decrease in the fourth quarter of 2025, as compared to the fourth quarter of 2024, was the result of the gain on sale of two branch office properties of $11.6 million in the fourth quarter of 2024, a decrease in gain on sale of government guaranteed loans of $8.1 million, a decrease in fair value gains on

BayFirst Financial Corp. Reports Fourth Quarter 2025 Results
January 29, 2026

government guaranteed loans of $1.8 million, and a decrease in government guaranteed loan packaging fees of $0.7 million.
Noninterest income from continuing operations was $18.4 million for the year ended December 31, 2025, which was a decrease from $60.5 million for the year ended December 31, 2024. The decrease was primarily the result of the gain on sale of two branch office properties of $11.6 million in the fourth quarter of 2024, a decrease in gain on sale of government guaranteed loans of $16.5 million, a decrease in government guaranteed loan fair value gains of $10.9 million, and a decrease in government guaranteed loan packaging fees of $2.3 million.
Noninterest Expense
Noninterest expense from continuing operations was $11.9 million in the fourth quarter of 2025 compared to $25.2 million in the third quarter of 2025 and $15.3 million in the fourth quarter of 2024. The decrease in the fourth quarter of 2025, as compared to the prior quarter, was primarily due to the third quarter restructure charges of $7.2 million related to the comprehensive strategic review aimed at reducing expenses and derisking the bank's balance sheet which included the exit of the SBA 7(a) lending business. In addition, there were decreases in compensation expense of $3.5 million and loan servicing and origination expense of $2.1 million. The decrease in the fourth quarter of 2025, as compared to the fourth quarter of 2024, was primarily due to a decrease in compensation expense of $3.8 million.
Noninterest expense from continuing operations was $70.4 million for the year ended December 31, 2025 compared to $66.8 million for the year ended December 31, 2024. The increase was primarily the result of the restructure charges of $7.3 million, an increase in data processing expense of $1.1 million, and an increase in loan servicing and origination expense of $1.6 million, partially offset by a decrease in compensation expense of $6.2 million.
Balance Sheet
Assets
Total assets decreased $45.7 million, or 3.4%, during the fourth quarter of 2025 to $1.30 billion, mainly due to the sale of $96.6 million of SBA 7(a) loans to Banesco USA and a decrease in loans held for investment of $34.8 million, partially offset by an increase in cash and cash equivalents of $88.4 million. Compared to the end of the fourth quarter last year, total assets increased $12.0 million, or 0.9%, driven primarily by an increase in cash and cash equivalents of $129.2 million, partially offset by a decrease in loans held for investment of $102.7 million.
Loans
Loans held for investment decreased $34.8 million, or 3.5%, during the fourth quarter of 2025 and $102.7 million, or 9.6%, over the past year to $963.9 million. The decrease during the quarter was primarily due to government guaranteed loan sales and loan payoffs, partially offset by originations in both conventional community bank loans and government guaranteed loans.
Loans held for sale on December 31, 2025, decreased $94.1 million from the end of the third quarter of 2025 as a result of the sale of SBA 7(a) loans to Banesco USA; and were unchanged from December 31, 2024.
Deposits
Deposits increased $12.5 million, or 1.1%, during the fourth quarter of 2025 and increased $40.7 million, or 3.6%, from the fourth quarter of 2024, ending December 31, 2025, at $1.18 billion. During the fourth quarter, there were increases in interest-bearing transaction account balances of $20.9 million and time deposit balances of $26.4 million, partially offset by decreases in noninterest-bearing account balances of $10.2 million and savings and money market account balances of $24.6 million. At December 31, 2025, approximately 85% of total deposits were insured by the FDIC. At times, the Bank has brokered time deposit and non-maturity deposit relationships available to diversify its

BayFirst Financial Corp. Reports Fourth Quarter 2025 Results
January 29, 2026

funding sources. At December 31, 2025, September 30, 2025, and December 31, 2024, the Company had $195.5 million, $235.9 million, and $76.9 million, respectively, of brokered deposits.
Asset Quality
The Company recorded a provision for credit losses in the fourth quarter of $2.0 million, compared to provisions of $10.9 million for the third quarter of 2025 and $4.5 million during the fourth quarter of 2024.
The ratio of allowance for credit losses (ACL) on loans to total loans held for investment at amortized cost was 2.43% at December 31, 2025, 2.61% as of September 30, 2025, and 1.54% as of December 31, 2024. The ratio of ACL to total loans held for investment at amortized cost, excluding government guaranteed loan balances, was 2.59% at December 31, 2025, 2.78% as of September 30, 2025, and 1.79% as of December 31, 2024. The increase in the ACL from the prior year was the result of increases in nonperforming loans and continued economic uncertainty.
Net charge-offs for the fourth quarter of 2025 were $4.6 million, which was an increase from $3.3 million for the third quarter of 2025 and an increase from $3.4 million for the fourth quarter of 2024. Annualized net charge-offs as a percentage of average loans held for investment at amortized cost were 1.95% for the fourth quarter of 2025, compared to 1.24% in the third quarter of 2025 and 1.34% in the fourth quarter of 2024. Nonperforming assets were 2.04% of total assets as of December 31, 2025, compared to 1.97% as of September 30, 2025, and 1.50% as of December 31, 2024. Nonperforming assets, excluding government guaranteed loan balances, were 1.29% of total assets as of December 31, 2025, compared to 1.21% as of September 30, 2025, and 1.06% as of December 31, 2024.
Capital
The Bank’s Tier 1 leverage ratio was 6.63% as of December 31, 2025, compared to 6.64% as of September 30, 2025, and 8.82% as of December 31, 2024. The CET 1 and Tier 1 capital ratios to risk-weighted assets were 9.05% as of December 31, 2025, compared to 8.44% as of September 30, 2025, and 10.89% as of December 31, 2024. The total capital to risk-weighted assets ratio was 10.31% as of December 31, 2025, compared to 9.71% as of September 30, 2025, and 12.14% as of December 31, 2024. The Bank finished the year well-capitalized.
Liquidity
The Bank's overall liquidity position remains strong and stable with liquidity in excess of internal minimums as stated by policy and monitored by management and the Board. The on-balance sheet liquidity ratio at December 31, 2025 was 18.35%, as compared to 9.17% at December 31, 2024. The Bank has liquidity resources which include secured borrowings available from the Federal Home Loan Bank, the Federal Reserve, and lines of credit with other financial institutions. As of December 31, 2025, the Bank had no borrowings from the FHLB, the FRB or other financial institutions. This compared to $50.0 million of borrowings from the FHLB and no borrowings from the FRB or other financial institutions at September 30, 2025.
Conference Call
BayFirst will host a conference call on Friday, January 30, 2026, at 9:00 a.m. ET to discuss its fourth quarter results. Interested parties may listen to the call live under the Investor Relations tab at www.bayfirstfinancial.com or are invited to dial (800) 549-8228 to participate in the call using Conference ID 15602. A replay of the call will be available for one year at www.bayfirstfinancial.com.
About BayFirst Financial Corp.
BayFirst Financial Corp. is a registered bank holding company based in St. Petersburg, Florida which commenced operations on September 1, 2000. Its primary source of income is derived from its wholly owned subsidiary, BayFirst National Bank, a national banking association which commenced business operations on February 12, 1999. The Bank currently operates twelve full-service banking offices throughout the Tampa Bay-Sarasota region and offers a broad range of commercial and consumer banking services to businesses and individuals. As of December 31, 2025, BayFirst Financial Corp. had $1.30 billion in total assets.
Forward-Looking Statements
In addition to the historical information contained herein, this presentation includes "forward-looking statements" within the meaning of such term in the Private Securities Litigation Reform Act of 1995. These statements are subject

BayFirst Financial Corp. Reports Fourth Quarter 2025 Results
January 29, 2026

to many risks and uncertainties, including, but not limited to, the effects of health crises, global military hostilities, weather events, or climate change, including their effects on the economic environment, our customers and our operations, as well as any changes to federal, state or local government laws, regulations or orders in connection with them; the ability of the Company to implement its strategy and expand its banking operations; changes in interest rates and other general economic, business and political conditions, including changes in the financial markets and credit quality; changes in business plans as circumstances warrant; risks related to mergers and acquisitions; changes in benchmark interest rates used to price loans and deposits, changes in tax laws, regulations and guidance; enforcement actions initiated by our regulators and their impact on our operations; and other risks detailed from time to time in filings made by the Company with the SEC, including, but not limited to those “Risk Factors” described in our most recent Form 10-K and Form 10-Q. Readers should note that the forward-looking statements included herein are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements.
Forward-looking statements generally can be identified by the use of forward-looking terminology such as "will," "propose," "may," "plan," "seek," "expect," "intend," "estimate," "anticipate," "believe," "continue," or similar terminology. Any forward-looking statements presented herein are made only as of the date of this document, and the Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

BayFirst Financial Corp. Reports Fourth Quarter 2025 Results
January 29, 2026

BAYFIRST FINANCIAL CORP.
SELECTED FINANCIAL DATA (Unaudited)

	At or for the three months ended
(Dollars in thousands, except for share data)	12/31/2025	9/30/2025	6/30/2025	3/31/2025	12/31/2024
Net income (loss)	$(2,463)	$(18,902)	$(1,237)	$(335)	$9,776
Balance sheet data:
Average loans held for investment at amortized cost	937,023	1,060,520	1,047,568	1,027,648	1,003,867
Average total assets	1,334,912	1,345,553	1,324,455	1,287,618	1,273,296
Average common shareholders’ equity	73,470	92,734	95,049	96,053	87,961
Government guaranteed loans held for sale	—	94,052	—	—	—
Total loans held for investment	963,894	998,683	1,125,799	1,084,817	1,066,559
Total loans held for investment, excl gov’t gtd loan balances	893,765	923,390	972,942	943,979	917,075
Allowance for credit losses	21,996	24,485	17,041	16,513	15,512
Total assets	1,300,258	1,345,978	1,343,867	1,291,957	1,288,297
Total deposits	1,183,938	1,171,457	1,163,796	1,128,267	1,143,229
Common shareholders’ equity	70,747	73,677	92,172	94,034	94,869
Share data:
Basic earnings (loss) per common share	$(0.69)	$(4.66)	$(0.39)	$(0.17)	$2.27
Diluted earnings (loss) per common share	(0.69)	(4.66)	(0.39)	(0.17)	2.11
Dividends per common share	—	—	0.08	0.08	0.08
Book value per common share	17.22	17.90	22.30	22.77	22.95
Tangible book value per common share (1)	17.22	17.90	22.30	22.77	22.95
Performance ratios:
Return on average assets(2)	(0.74)%	(5.62)%	(0.37)%	(0.10)%	3.07%
Return on average common equity(2)	(15.51)%	(83.19)%	(6.83)%	(3.00)%	42.71%
Net interest margin(2)	3.58%	3.61%	4.06%	3.77%	3.60%
Asset quality ratios:
Net charge-offs	$4,558	$3,294	$6,799	$3,301	$3,369
Net charge-offs/avg loans held for investment at amortized cost(2)	1.95%	1.24%	2.60%	1.28%	1.34%
Nonperforming loans(3)	$24,343	$24,687	$21,665	$24,806	$17,607
Nonperforming loans (excluding gov't gtd balance)(3)	$16,271	$15,822	$14,187	$15,078	$13,570
Nonperforming loans/total loans held for investment(3)	2.69%	2.63%	2.09%	2.42%	1.75%
Nonperforming loans (excl gov’t gtd balance)/total loans held for investment(3)	1.80%	1.69%	1.37%	1.47%	1.35%
ACL/Total loans held for investment at amortized cost	2.43%	2.61%	1.65%	1.61%	1.54%
ACL/Total loans held for investment at amortized cost, excl government guaranteed loans	2.59%	2.78%	1.85%	1.84%	1.79%
Other Data:
Full-time equivalent employees	144	237	300	305	299
Banking center offices	12	12	12	12	12
(1) See section entitled "GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures" below for a reconciliation to most comparable GAAP equivalent.
(2) Annualized
(3) Excludes loans measured at fair value

BayFirst Financial Corp. Reports Fourth Quarter 2025 Results
January 29, 2026

Reconciliation and Management Explanation of Non-GAAP Financial Measures
Some of the financial measures included in this report are not measures of financial condition or performance recognized by GAAP. These non-GAAP financial measures include tangible common shareholders' equity and tangible book value per common share. Our management uses these non-GAAP financial measures in its analysis of our performance, and we believe that providing this information to financial analysts and investors allows them to evaluate capital adequacy.
The following presents the calculation of the non-GAAP financial measures.

Tangible Common Shareholders' Equity and Tangible Book Value Per Common Share (Unaudited)
	As of
(Dollars in thousands, except for share data)	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Total shareholders’ equity	$87,569	$89,728	$108,223	$110,085	$110,920
Less: Preferred stock liquidation preference	(16,822)	(16,051)	(16,051)	(16,051)	(16,051)
Total equity available to common shareholders	70,747	73,677	92,172	94,034	94,869
Less: Goodwill	—	—	—	—	—
Tangible common shareholders' equity	$70,747	$73,677	$92,172	$94,034	$94,869

Common shares outstanding	4,108,069	4,116,913	4,134,127	4,129,027	4,132,986
Tangible book value per common share	$17.22	$17.90	$22.30	$22.77	$22.95

BayFirst Financial Corp. Reports Fourth Quarter 2025 Results
January 29, 2026

BAYFIRST FINANCIAL CORP.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)	12/31/2025	9/30/2025	12/31/2024
Assets	Unaudited	Unaudited
Cash and due from banks	$5,123	$5,193	$4,499
Interest-bearing deposits in banks	201,859	113,357	73,289
Cash and cash equivalents	206,982	118,550	77,788
Time deposits in banks	—	1,284	2,270
Investment securities available for sale, at fair value (amortized cost $31,974, $32,614, and $40,279 at December 31, 2025, September 30, 2025, and December 31, 2024, respectively)	29,363	29,857	36,291
Investment securities held to maturity, at amortized cost, net of allowance for credit losses of $7, $9, and $12 (fair value: $2,384, $2,375, and $2,346 at December 31, 2025, September 30, 2025, and December 31, 2024, respectively)	2,493	2,491	2,488
Nonmarketable equity securities	4,656	7,028	4,526
Government guaranteed loans held for sale	—	94,052	—
Government guaranteed loans held for investment, at fair value	58,592	61,780	60,833
Loans held for investment, at amortized cost	905,302	936,903	1,005,726
Allowance for credit losses on loans	(21,996)	(24,485)	(15,512)
Net Loans held for investment, at amortized cost	883,306	912,418	990,214
Accrued interest receivable	8,421	8,898	9,155
Premises and equipment, net	31,188	31,695	33,249
Loan servicing rights	12,580	15,663	16,534
Deferred income tax assets	6,538	5,839	—
Right-of-use operating lease assets	14,504	14,833	15,814
Bank owned life insurance	27,264	27,071	26,513
Other real estate owned	400	400	132
Other assets	13,971	14,119	12,490
Total assets	$1,300,258	$1,345,978	$1,288,297
Liabilities:
Noninterest-bearing deposit accounts	$95,731	$105,937	$101,743
Interest-bearing transaction accounts	231,227	210,336	256,793
Savings and money market deposit accounts	454,639	479,262	474,425
Time deposits	402,341	375,922	310,268
Total deposits	1,183,938	1,171,457	1,143,229
FHLB borrowings	—	50,000	—
Subordinated debentures	5,962	5,961	5,956
Notes payable	1,593	1,593	1,934
Accrued interest payable	1,133	1,082	1,036
Operating lease liabilities	13,264	13,554	14,510
Deferred income tax liabilities	—	—	301
Accrued expenses and other liabilities	6,799	12,603	10,411
Total liabilities	1,212,689	1,256,250	1,177,377

BayFirst Financial Corp. Reports Fourth Quarter 2025 Results
January 29, 2026

BAYFIRST FINANCIAL CORP.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)	12/31/2025	9/30/2025	12/31/2024
Shareholders’ equity:	Unaudited	Unaudited
Preferred stock, Series A; no par value, 10,000 shares authorized, 6,395 shares issued and outstanding at December 31, 2025, September 30, 2025, and December 31, 2024; aggregate liquidation preference of $6,395 at September 30, 2025 and December 31, 2024, and $6,683 at December 31, 2025	6,161	6,161	6,161
Preferred stock, Series B; no par value, 20,000 shares authorized, 3,210 shares issued and outstanding at December 31, 2025, September 30, 2025, and December 31, 2024; aggregate liquidation preference of $3,210 at September 30, 2025 and December 31, 2024 and $3,338 at December 31, 2025	3,123	3,123	3,123
Preferred stock, Series C; no par value, 10,000 shares authorized, 6,446 shares issued and outstanding at December 31, 2025, September 30, 2025, and December 31, 2024; aggregate liquidation preference of $6,446 at September 30, 2025 and December 31, 2024 and $6,801 at December 31, 2025	6,446	6,446	6,446
Common stock and additional paid-in capital; no par value, 15,000,000 shares authorized, 4,108,609, 4,116,913, and 4,132,986 shares issued and outstanding at December 31, 2025, September 30, 2025, and December 31, 2024, respectively	54,371	54,764	54,764
Accumulated other comprehensive loss, net	(1,960)	(2,069)	(2,956)
Unearned compensation	(335)	(538)	(752)
Retained earnings	19,763	21,841	44,134
Total shareholders’ equity	87,569	89,728	110,920
Total liabilities and shareholders’ equity	$1,300,258	$1,345,978	$1,288,297

BayFirst Financial Corp. Reports Fourth Quarter 2025 Results
January 29, 2026

BAYFIRST FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF INCOME
	For the Quarter Ended			Year-to-Date
(Dollars in thousands, except per share data)	12/31/2025	9/30/2025	12/31/2024	12/31/2025	12/31/2024
Interest income:	Unaudited	Unaudited	Unaudited	Unaudited
Loans, including fees	$19,326	$20,708	$20,747	$81,244	$78,831
Interest-bearing deposits in banks and other	1,624	946	1,007	4,550	3,979
Total interest income	20,950	21,654	21,754	85,794	82,810
Interest expense:
Deposits	9,451	9,576	10,600	37,740	42,872
Other	341	798	501	2,269	1,912
Total interest expense	9,792	10,374	11,101	40,009	44,784
Net interest income	11,158	11,280	10,653	45,785	38,026
Provision for credit losses	2,007	10,915	4,546	24,586	14,726
Net interest income after provision for credit losses	9,151	365	6,107	21,199	23,300
Noninterest income:
Loan servicing income, net	788	761	582	2,769	3,100
Gain (loss) on sale of government guaranteed loans, net	290	(2,033)	8,425	11,720	28,252
Service charges and fees	471	474	451	1,867	1,794
Government guaranteed loans fair value gain (loss), net	(1,880)	(882)	(80)	(1,075)	9,843
Government guaranteed loan packaging fees	95	380	773	1,768	4,105
Gain on sale of premises and equipment	—	—	11,649	—	11,649
Other noninterest income	132	254	476	1,347	1,726
Total noninterest income	(104)	(1,046)	22,276	18,396	60,469
Noninterest Expense:
Salaries and benefits	4,681	7,637	7,351	28,429	31,063
Bonus, commissions, and incentives	(8)	530	1,074	855	4,445
Occupancy and equipment	1,330	1,525	1,217	6,068	4,848
Data processing	1,687	2,049	1,749	7,859	6,745
Marketing and business development	281	262	390	1,433	2,050
Professional services	1,083	859	803	3,456	3,882
Loan servicing and origination expense	1,135	3,273	758	8,001	6,391
Employee recruiting and development	210	364	445	1,653	2,186
Regulatory assessments	694	484	379	1,869	1,249
Restructure charges	21	7,262	—	7,283	—
Other noninterest expense	755	970	1,169	3,519	3,923
Total noninterest expense	11,869	25,215	15,335	70,425	66,782
Income (loss) before taxes from continuing operations	(2,822)	(25,896)	13,048	(30,830)	16,987
Income tax expense (benefit) from continuing operations	(359)	(6,994)	3,272	(7,893)	4,315
Net income (loss) from continuing operations	(2,463)	(18,902)	9,776	(22,937)	12,672
Loss from discontinued operations before income taxes	—	—	—	—	(92)
Income tax benefit from discontinued operations	—	—	—	—	(23)
Net loss from discontinued operations	—	—	—	—	(69)

Net income (loss)	(2,463)	(18,902)	9,776	(22,937)	12,603
Preferred dividends	385	385	385	1,541	1,541
Net income available to (loss attributable to) common shareholders	$(2,848)	$(19,287)	$9,391	$(24,478)	$11,062

BayFirst Financial Corp. Reports Fourth Quarter 2025 Results
January 29, 2026

BAYFIRST FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF INCOME
	For the Quarter Ended			Year-to-Date
(Dollars in thousands, except per share data)	12/31/2025	9/30/2025	12/31/2024	12/31/2025	12/31/2024
Basic earnings (loss) per common share:	Unaudited	Unaudited	Unaudited	Unaudited
Continuing operations	$(0.69)	$(4.66)	$2.27	$(5.93)	$2.69
Discontinued operations	—	—	—	—	(0.01)
Basic earnings (loss) per common share	$(0.69)	$(4.66)	$2.27	$(5.93)	$2.68

Diluted earnings (loss) per common share:
Continuing operations	$(0.69)	$(4.66)	$2.11	$(5.93)	$2.64
Discontinued operations	—	—	—	—	(0.02)
Diluted earnings (loss) per common share	$(0.69)	$(4.66)	$2.11	$(5.93)	$2.62

BayFirst Financial Corp. Reports Fourth Quarter 2025 Results
January 29, 2026

Loan Composition

(Dollars in thousands)	12/31/2025	9/30/2025	6/30/2025	3/31/2025	12/31/2024
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Real estate:
Residential	$365,427	$364,020	$356,559	$339,886	$330,870
Commercial	212,579	231,039	292,923	296,351	305,721
Construction and land	48,397	43,700	53,187	46,740	32,914
Commercial and industrial	180,242	194,654	223,239	234,384	226,522
Commercial and industrial - PPP	6	13	191	457	941
Consumer and other	86,441	90,946	93,333	93,889	93,826
Loans held for investment, at amortized cost, gross	893,092	924,372	1,019,432	1,011,707	990,794
Deferred loan costs, net	16,371	17,096	21,118	20,521	19,499
Discount on government guaranteed loans	(6,811)	(7,506)	(8,780)	(8,727)	(8,306)
Premium on loans purchased, net	2,650	2,941	3,342	3,415	3,739
Loans held for investment, at amortized cost, net	905,302	936,903	1,035,112	1,026,916	1,005,726
Government guaranteed loans held for investment, at fair value	58,592	61,780	90,687	57,901	60,833
Total loans held for investment, net	$963,894	$998,683	$1,125,799	$1,084,817	$1,066,559
Nonperforming Assets (Unaudited)

(Dollars in thousands)	12/31/2025	9/30/2025	6/30/2025	3/31/2025	12/31/2024
Nonperforming loans (government guaranteed balances), at amortized cost, gross	$8,072	$8,865	$7,478	$9,728	$4,037
Nonperforming loans (unguaranteed balances), at amortized cost, gross	16,271	15,822	14,187	15,078	13,570
Total nonperforming loans, at amortized cost, gross	24,343	24,687	21,665	24,806	17,607
Nonperforming loans (government guaranteed balances), at fair value	83	—	502	507	—
Nonperforming loans (unguaranteed balances), at fair value	1,453	1,385	1,430	1,419	1,490
Total nonperforming loans, at fair value	1,536	1,385	1,932	1,926	1,490
OREO	400	400	400	132	132
Repossessed assets	263	32	—	36	36
Total nonperforming assets, gross	$26,542	$26,504	$23,997	$26,900	$19,265
Nonperforming loans as a percentage of total loans held for investment(1)	2.69%	2.63%	2.09%	2.42%	1.75%
Nonperforming loans (excluding government guaranteed balances) to total loans held for investment(1)	1.80%	1.69%	1.37%	1.47%	1.35%
Nonperforming assets as a percentage of total assets	2.04%	1.97%	1.79%	2.08%	1.50%
Nonperforming assets (excluding government guaranteed balances) to total assets	1.29%	1.21%	1.12%	1.22%	1.06%
ACL to nonperforming loans(1)	90.35%	99.18%	78.66%	66.57%	88.10%
ACL to nonperforming loans (excluding government guaranteed balances)(1)	135.18%	154.75%	120.12%	109.52%	114.31%
(1) Excludes loans measured at fair value
Note: Transmitted on Globe Newswire on January 29, 2026, at 4:00 p.m. ET.